SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                            ______________________

                                 SCHEDULE 13D
                                (Rule 13d-101)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                RULE 13d-2(a)

                            (Amendment No. 2)<F1>

                          Host Marriott Corporation
 ----------------------------------------------------------------------------
                               (Name of Issuer)
                    Common Stock, par value $.01 per share
 ----------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  44107P104
 ----------------------------------------------------------------------------
                                (CUSIP Number)

                               Thomas J. Saylak
                    Blackstone Real Estate Associates L.P.
                         345 Park Avenue, 31st Floor
                           New York, New York 10154
                                (212) 935-2626

                               With a copy to:

                             Gregory Ressa, Esq.
                          Simpson Thacher & Bartlett
                             425 Lexington Avenue
                           New York, New York 10017
                                (212) 455-2000
 ----------------------------------------------------------------------------
                (Name, Address and Telephone Number of Person
              Authorized to Receive Notices and Communications)

                               February 7, 2001
 ----------------------------------------------------------------------------
           (Date of Event which Requires Filing of this Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box: [ ]

          Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

                          (Continued on following pages)
                               (Page 1 of 36 pages)


----------------------
[FN]
<F1>
     The remainder of this cover page shall be filled out for a reporting persons initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 44107P104                      13D                     Page 2 of 36

(1)      NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Blackstone Real Estate Partners II L.P.

         I.R.S. Identification No. - 13-3930073

(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                      (a)
                                                                      (b)  /X/
(3)      SEC USE ONLY

(4)      SOURCE OF FUNDS

         OO

(5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
         REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                         / /

(6)      CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
       NUMBER OF UNITS         (7)      SOLE VOTING POWER
      BENEFICIALLY OWNED
      BY EACH REPORTING                 9,611,789
         PERSON WITH
                               (8)      SHARED VOTING POWER

                                        468,470

                               (9)      SOLE DISPOSITIVE POWER

                                        9,611,789

                               (10)     SHARED DISPOSITIVE POWER

                                        468,470

(11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON

         10,080,259

(12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
         EXCLUDES CERTAIN SHARES                                       / /

(13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         3.8%

(14)     TYPE OF REPORTING PERSON

         PN

CUSIP No. 44107P104                      13D                     Page 3 of 36

(1)      NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Blackstone Real Estate Holdings II L.P.

         I.R.S. Identification No. - 13-3916108

(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                      (a)
                                                                      (b)  /X/
(3)      SEC USE ONLY

(4)      SOURCE OF FUNDS

         OO

(5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
         REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                         / /

(6)      CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

       NUMBER OF UNITS         (7)      SOLE VOTING POWER
      BENEFICIALLY OWNED
      BY EACH REPORTING                 2,788,410
         PERSON WITH
                               (8)      SHARED VOTING POWER

                                        468,470

                               (9)      SOLE DISPOSITIVE POWER

                                        2,788,410

                               (10)     SHARED DISPOSITIVE POWER

                                        468,470

(11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON

         3,256,880

(12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
         EXCLUDES CERTAIN SHARES                                        / /

(13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         1.2%

(14)     TYPE OF REPORTING PERSON

         PN

CUSIP No. 44107P104                      13D                     Page 4 of 36

(1)      NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Blackstone Real Estate Partners II.TE.1 L.P.

         I.R.S. Identification No. - 13-3915147

(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                      (a)
                                                                      (b)  /X/
(3)      SEC USE ONLY

(4)      SOURCE OF FUNDS

         OO

(5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
         REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                         / /

(6)      CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

       NUMBER OF UNITS         (7)      SOLE VOTING POWER
      BENEFICIALLY OWNED
      BY EACH REPORTING                 7,760,229
         PERSON WITH
                               (8)      SHARED VOTING POWER

                                        468,470

                               (9)      SOLE DISPOSITIVE POWER

                                        7,760,229

                               (10)     SHARED DISPOSITIVE POWER

                                        468,470

(11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON

         8,228,699

(12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
         EXCLUDES CERTAIN SHARES                                        / /

(13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         3.1%

(14)     TYPE OF REPORTING PERSON

         PN

CUSIP No. 44107P104                      13D                     Page 5 of 36


(1)      NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Blackstone Real Estate Partners II.TE.2 L.P.

         I.R.S. Identification No. - 13-3915149

(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                      (a)
                                                                      (b)  /X/
(3)      SEC USE ONLY

(4)      SOURCE OF FUNDS

         OO

(5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
         REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                          / /

(6)      CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

       NUMBER OF UNITS         (7)      SOLE VOTING POWER
      BENEFICIALLY OWNED
      BY EACH REPORTING                 334,369
         PERSON WITH
                               (8)      SHARED VOTING POWER

                                        468,470

                               (9)      SOLE DISPOSITIVE POWER

                                        334,369

                               (10)     SHARED DISPOSITIVE POWER

                                        468,470

(11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON

         802,839

(12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
         EXCLUDES CERTAIN SHARES                                        / /

(13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.3%

(14)     TYPE OF REPORTING PERSON

         PN

CUSIP No. 44107P104                      13D                     Page 6 of 36


(1)      NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Blackstone Real Estate Partners II.TE.3 L.P.

         I.R.S. Identification No. - 13-3943180

(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                      (a)
                                                                      (b)  /X/
(3)      SEC USE ONLY

(4)      SOURCE OF FUNDS

         OO

(5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
         REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                          / /

(6)      CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

       NUMBER OF UNITS         (7)      SOLE VOTING POWER
      BENEFICIALLY OWNED
      BY EACH REPORTING                 1,595,342
         PERSON WITH
                               (8)      SHARED VOTING POWER

                                        468,470

                               (9)      SOLE DISPOSITIVE POWER

                                        1,595,342

                               (10)     SHARED DISPOSITIVE POWER

                                        468,470

(11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON

         2,063,812

(12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
         EXCLUDES CERTAIN SHARES                                        / /

(13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.8%

(14)     TYPE OF REPORTING PERSON

         PN

CUSIP No. 44107P104                      13D                     Page 7 of 36


(1)      NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Blackstone Real Estate Partners II.TE.4 L.P.

         I.R.S. Identification No. - 13-3943181

(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                      (a)
                                                                      (b)  /X/
(3)      SEC USE ONLY

(4)      SOURCE OF FUNDS

         OO

(5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
         REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                          / /

(6)      CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

       NUMBER OF UNITS         (7)      SOLE VOTING POWER
      BENEFICIALLY OWNED
      BY EACH REPORTING                 324,511
         PERSON WITH
                               (8)      SHARED VOTING POWER

                                        468,470

                               (9)      SOLE DISPOSITIVE POWER

                                        324,511

                               (10)     SHARED DISPOSITIVE POWER

                                        468,470

(11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON

         792,981

(12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
         EXCLUDES CERTAIN SHARES                                         / /

(13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.3%

(14)     TYPE OF REPORTING PERSON

         PN

CUSIP No. 44107P104                      13D                     Page 8 of 36


(1)      NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Blackstone Real Estate Partners II.TE.5 L.P.

         I.R.S. Identification No. - 13-3973673

(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                      (a)
                                                                      (b)  /X/
(3)      SEC USE ONLY

(4)      SOURCE OF FUNDS

         OO

(5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
         REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                          / /

(6)      CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

       NUMBER OF UNITS         (7)      SOLE VOTING POWER
      BENEFICIALLY OWNED
      BY EACH REPORTING                 682,581
         PERSON WITH
                               (8)      SHARED VOTING POWER

                                        468,470

                               (9)      SOLE DISPOSITIVE POWER

                                        682,581

                               (10)     SHARED DISPOSITIVE POWER

                                        468,470

(11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON

         1,115,051

(12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
         EXCLUDES CERTAIN SHARES                                        / /

(13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.4%

(14)     TYPE OF REPORTING PERSON

         PN

CUSIP No. 44107P104                      13D                     Page 9 of 36


(1)      NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Blackstone Real Estate Partners I L.P.

         I.R.S. Identification No. - 13-3930073

(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                      (a)
                                                                      (b)  /X/
(3)      SEC USE ONLY

(4)      SOURCE OF FUNDS

         OO

(5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
         REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                          / /

(6)      CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

       NUMBER OF UNITS         (7)      SOLE VOTING POWER
      BENEFICIALLY OWNED
      BY EACH REPORTING                 3,013,956
         PERSON WITH
                               (8)      SHARED VOTING POWER

                                        468,470

                               (9)      SOLE DISPOSITIVE POWER

                                        3,013,956

                               (10)     SHARED DISPOSITIVE POWER

                                        468,470

(11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON

         3,482,426

(12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
         EXCLUDES CERTAIN SHARES                                         / /

(13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         1.3%

(14)     TYPE OF REPORTING PERSON

         PN

CUSIP No. 44107P104                      13D                     Page 10 of 36


(1)      NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Blackstone Real Estate Partners Two L.P.

         I.R.S. Identification No. - 13-3787414

(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                      (a)
                                                                      (b)  /X/
(3)      SEC USE ONLY

(4)      SOURCE OF FUNDS

         OO

(5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
         REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                          / /

(6)      CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

       NUMBER OF UNITS         (7)      SOLE VOTING POWER
      BENEFICIALLY OWNED
      BY EACH REPORTING                 197,630
         PERSON WITH
                               (8)      SHARED VOTING POWER

                                        468,470

                               (9)      SOLE DISPOSITIVE POWER

                                        197,630

                               (10)     SHARED DISPOSITIVE POWER

                                        468,470

(11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON

         666,100

(12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
         EXCLUDES CERTAIN SHARES                                          / /

(13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.3%

(14)     TYPE OF REPORTING PERSON

         PN

CUSIP No. 44107P104                      13D                     Page 11 of 36


(1)      NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Blackstone Real Estate Partners Three L.P.

         I.R.S. Identification No. - 13-3787415

(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                      (a)
                                                                      (b)  /X/
(3)      SEC USE ONLY

(4)      SOURCE OF FUNDS

         OO

(5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
         REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                          / /

(6)      CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

       NUMBER OF UNITS         (7)      SOLE VOTING POWER
      BENEFICIALLY OWNED
      BY EACH REPORTING                 1,917,355
         PERSON WITH
                               (8)      SHARED VOTING POWER

                                        468,470

                               (9)      SOLE DISPOSITIVE POWER

                                        1,917,355

                               (10)     SHARED DISPOSITIVE POWER

                                        468,470

(11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON

         2,385,825

(12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
         EXCLUDES CERTAIN SHARES                                          / /

(13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.9%

(14)     TYPE OF REPORTING PERSON

         PN

CUSIP No. 44107P104                      13D                     Page 12 of 36


(1)      NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Blackstone Real Estate Partners IV L.P.

         I.R.S. Identification No. - 13-3787416

(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                      (a)
                                                                      (b)  /X/
(3)      SEC USE ONLY

(4)      SOURCE OF FUNDS

         OO

(5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
         REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                          / /

(6)      CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

       NUMBER OF UNITS         (7)      SOLE VOTING POWER
      BENEFICIALLY OWNED
      BY EACH REPORTING                 60,278
         PERSON WITH
                               (8)      SHARED VOTING POWER

                                        468,470

                               (9)      SOLE DISPOSITIVE POWER

                                        60,278

                               (10)     SHARED DISPOSITIVE POWER

                                        468,470

(11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON

         528,748

(12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
         EXCLUDES CERTAIN SHARES                                          / /

(13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.2%

(14)     TYPE OF REPORTING PERSON

         PN

CUSIP No. 44107P104                      13D                     Page 13 of 36


(1)      NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Blackstone RE Capital Partners L.P.

         I.R.S. Identification No. - 13-3794146

(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                      (a)
                                                                      (b)  /X/
(3)      SEC USE ONLY

(4)      SOURCE OF FUNDS

         OO

(5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
         REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                          / /

(6)      CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

       NUMBER OF UNITS         (7)      SOLE VOTING POWER
      BENEFICIALLY OWNED
      BY EACH REPORTING                 314,359
         PERSON WITH
                               (8)      SHARED VOTING POWER

                                        468,470

                               (9)      SOLE DISPOSITIVE POWER

                                        314,359

                               (10)     SHARED DISPOSITIVE POWER

                                        468,470

(11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON

         782,829

(12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
         EXCLUDES CERTAIN SHARES                                          / /

(13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.3%

(14)     TYPE OF REPORTING PERSON

         PN

CUSIP No. 44107P104                      13D                     Page 14 of 36


(1)      NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Blackstone RE Capital Partners II L.P.

         I.R.S. Identification No. - 13-3794148

(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                      (a)
                                                                      (b)  /X/
(3)      SEC USE ONLY

(4)      SOURCE OF FUNDS

         OO

(5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
         REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                          / /

(6)      CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

       NUMBER OF UNITS         (7)      SOLE VOTING POWER
      BENEFICIALLY OWNED
      BY EACH REPORTING                 34,504
         PERSON WITH
                               (8)      SHARED VOTING POWER

                                        468,470

                               (9)      SOLE DISPOSITIVE POWER

                                        34,504

                               (10)     SHARED DISPOSITIVE POWER

                                        468,470

(11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON

         502,974

(12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
         EXCLUDES CERTAIN SHARES                                          / /

(13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.2%

(14)     TYPE OF REPORTING PERSON

         PN

CUSIP No. 44107P104                      13D                     Page 15 of 36


(1)      NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Blackstone RE Offshore Capital Partners L.P.

         I.R.S. Identification No. - 13-3794149

(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                      (a)
                                                                      (b)  /X/
(3)      SEC USE ONLY

(4)      SOURCE OF FUNDS

         OO

(5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
         REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                           / /

(6)      CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

       NUMBER OF UNITS         (7)      SOLE VOTING POWER
      BENEFICIALLY OWNED
      BY EACH REPORTING                 60,700
         PERSON WITH
                               (8)      SHARED VOTING POWER

                                        468,470

                               (9)      SOLE DISPOSITIVE POWER

                                        60,700

                               (10)     SHARED DISPOSITIVE POWER

                                        468,470

(11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON

         529,170

(12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
         EXCLUDES CERTAIN SHARES                                          / /

(13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.2%

(14)     TYPE OF REPORTING PERSON

         PN

CUSIP No. 44107P104                      13D                     Page 16 of 36


(1)      NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Blackstone Real Estate Holdings L.P.

         I.R.S. Identification No. - 13-3789506

(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                      (a)
                                                                      (b)  /X/
(3)      SEC USE ONLY

(4)      SOURCE OF FUNDS

         OO

(5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
         REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                          / /

(6)      CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

       NUMBER OF UNITS         (7)      SOLE VOTING POWER
      BENEFICIALLY OWNED
      BY EACH REPORTING                 1,801,956
         PERSON WITH
                               (8)      SHARED VOTING POWER

                                        468,470

                               (9)      SOLE DISPOSITIVE POWER

                                        1,801,956

                               (10)     SHARED DISPOSITIVE POWER

                                        468,470

(11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON

         2,270,426

(12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
         EXCLUDES CERTAIN SHARES                                         / /

(13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.9%

(14)     TYPE OF REPORTING PERSON

         PN

CUSIP No. 44107P104                      13D                     Page 17 of 36


(1)      NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         CR/RE L.L.C

(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                      (a)
                                                                      (b)  /X/
(3)      SEC USE ONLY

(4)      SOURCE OF FUNDS

         OO

(5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
         REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                          / /

(6)      CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

       NUMBER OF UNITS         (7)      SOLE VOTING POWER
      BENEFICIALLY OWNED
      BY EACH REPORTING                 27,078
         PERSON WITH
                               (8)      SHARED VOTING POWER

                                        468,470

                               (9)      SOLE DISPOSITIVE POWER

                                        27,078

                               (10)     SHARED DISPOSITIVE POWER

                                        468,470

(11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON

         495,548

(12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
         EXCLUDES CERTAIN SHARES                                          / /

(13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.2%

(14)     TYPE OF REPORTING PERSON

         OO

CUSIP No. 44107P104                      13D                     Page 18 of 36


(1)      NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         BRE Logan Hotel Inc.

         I.R.S. Identification No. - 13-3731847

(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                      (a)
                                                                      (b)  /X/
(3)      SEC USE ONLY

(4)      SOURCE OF FUNDS

         OO

(5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
         REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                           / /

(6)      CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

       NUMBER OF UNITS         (7)      SOLE VOTING POWER
      BENEFICIALLY OWNED
      BY EACH REPORTING                 22,204
         PERSON WITH
                               (8)      SHARED VOTING POWER

                                        None

                               (9)      SOLE DISPOSITIVE POWER

                                        22,204

                               (10)     SHARED DISPOSITIVE POWER

                                        None

(11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON

         22,204

(12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
         EXCLUDES CERTAIN SHARES                                           / /

(13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         Less than 0.1%

(14)     TYPE OF REPORTING PERSON

         CO

CUSIP No. 44107P104                      13D                     Page 19 of 36


(1)      NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         BRE/Ceriale L.L.C.

(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                      (a)
                                                                      (b)  /X/
(3)      SEC USE ONLY

(4)      SOURCE OF FUNDS

         OO

(5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
         REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                           / /

(6)      CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

       NUMBER OF UNITS         (7)      SOLE VOTING POWER
      BENEFICIALLY OWNED
      BY EACH REPORTING                 468,470
         PERSON WITH
                               (8)      SHARED VOTING POWER

                                        None

                               (9)      SOLE DISPOSITIVE POWER

                                        468,470

                               (10)     SHARED DISPOSITIVE POWER

                                        None

(11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON

         468,470

(12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
         EXCLUDES CERTAIN SHARES                                          / /

(13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.2%

(14)     TYPE OF REPORTING PERSON

         OO

CUSIP No. 44107P104                      13D                     Page 20 of 36


(1)      NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         RTZ Management Corp.

(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                      (a)
                                                                      (b)  /X/
(3)      SEC USE ONLY

(4)      SOURCE OF FUNDS

         OO

(5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
         REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                           / /

(6)      CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

       NUMBER OF UNITS         (7)      SOLE VOTING POWER
      BENEFICIALLY OWNED
      BY EACH REPORTING                 14
         PERSON WITH
                               (8)      SHARED VOTING POWER

                                        None

                               (9)      SOLE DISPOSITIVE POWER

                                        14

                               (10)     SHARED DISPOSITIVE POWER

                                        None

(11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON

         14

(12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
         EXCLUDES CERTAIN SHARES                                           / /

(13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         Less than 0.1%

(14)     TYPE OF REPORTING PERSON

         CO

CUSIP No. 44107P104                      13D                     Page 21 of 36


(1)      NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Blackstone Real Estate Associates L.P.

(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                      (a)
                                                                      (b)  /X/
(3)      SEC USE ONLY

(4)      SOURCE OF FUNDS

         OO

(5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
         REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                          / /

(6)      CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

       NUMBER OF UNITS         (7)      SOLE VOTING POWER
      BENEFICIALLY OWNED
      BY EACH REPORTING                 None
         PERSON WITH
                               (8)      SHARED VOTING POWER

                                        6,067,252

                               (9)      SOLE DISPOSITIVE POWER

                                        None

                               (10)     SHARED DISPOSITIVE POWER

                                        6,067,252

(11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON

         6,067,252

(12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
         EXCLUDES CERTAIN SHARES                                          / /

(13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         2.3%

(14)     TYPE OF REPORTING PERSON

         PN

CUSIP No. 44107P104                      13D                     Page 22 of 36


(1)      NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Blackstone Real Estate Associates II L.P.

(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                      (a)
                                                                      (b)  /X/
(3)      SEC USE ONLY

(4)      SOURCE OF FUNDS

         Not Applicable

(5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
         REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                          / /

(6)      CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

       NUMBER OF UNITS         (7)      SOLE VOTING POWER
      BENEFICIALLY OWNED
      BY EACH REPORTING                 None
         PERSON WITH
                               (8)      SHARED VOTING POWER

                                        20,777,291

                               (9)      SOLE DISPOSITIVE POWER

                                        None

                               (10)     SHARED DISPOSITIVE POWER

                                        20,777,291

(11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON

         20,777,291

(12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
         EXCLUDES CERTAIN SHARES                                          / /

(13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         7.9%

(14)     TYPE OF REPORTING PERSON

         PN

CUSIP No. 44107P104                      13D                     Page 23 of 36


(1)      NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Blackstone Real Estate Management II L.P.

(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                      (a)
                                                                      (b)  /X/
(3)      SEC USE ONLY

(4)      SOURCE OF FUNDS

         Not Applicable

(5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
         REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                          / /

(6)      CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

       NUMBER OF UNITS         (7)      SOLE VOTING POWER
      BENEFICIALLY OWNED
      BY EACH REPORTING                 None
         PERSON WITH
                               (8)      SHARED VOTING POWER

                                        23,565,701

                               (9)      SOLE DISPOSITIVE POWER

                                        None

                               (10)     SHARED DISPOSITIVE POWER

                                        23,565,701

(11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON

         23,565,701

(12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
         EXCLUDES CERTAIN SHARES                                        / /

(13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         8.9%

(14)     TYPE OF REPORTING PERSON

         PN

CUSIP No. 44107P104                      13D                     Page 24 of 36


(1)      NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         BREA L.L.C.

(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                      (a)
                                                                      (b)  /X/
(3)      SEC USE ONLY

(4)      SOURCE OF FUNDS

         Not Applicable

(5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
         REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                          / /

(6)      CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

       NUMBER OF UNITS         (7)      SOLE VOTING POWER
      BENEFICIALLY OWNED
      BY EACH REPORTING                 None
         PERSON WITH
                               (8)      SHARED VOTING POWER

                                        7,869,208

                               (9)      SOLE DISPOSITIVE POWER

                                        None

                               (10)     SHARED DISPOSITIVE POWER

                                        7,869,208

(11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON

         7,869,208

(12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
         EXCLUDES CERTAIN SHARES                                         / /

(13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         3.0%

(14)     TYPE OF REPORTING PERSON

         OO

CUSIP No. 44107P104                      13D                     Page 25 of 36


(1)      NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         BREA II L.L.C.

(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                      (a)
                                                                      (b)  /X/
(3)      SEC USE ONLY

(4)      SOURCE OF FUNDS

         Not Applicable

(5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
         REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                           / /

(6)      CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

       NUMBER OF UNITS         (7)      SOLE VOTING POWER
      BENEFICIALLY OWNED
      BY EACH REPORTING                 None
         PERSON WITH
                               (8)      SHARED VOTING POWER

                                        23,565,701

                               (9)      SOLE DISPOSITIVE POWER

                                        None

                               (10)     SHARED DISPOSITIVE POWER

                                        23,565,701

(11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON

         23,565,701

(12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
         EXCLUDES CERTAIN SHARES                                          / /

(13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         8.9%

(14)     TYPE OF REPORTING PERSON

         OO

CUSIP No. 44107P104                      13D                     Page 26 of 36


(1)      NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Peter G. Peterson

(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                      (a)
                                                                      (b)  /X/
(3)      SEC USE ONLY

(4)      SOURCE OF FUNDS

         Not Applicable

(5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
         REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                          / /

(6)      CITIZENSHIP OR PLACE OF ORGANIZATION

         U.S.

       NUMBER OF UNITS         (7)      SOLE VOTING POWER
      BENEFICIALLY OWNED
      BY EACH REPORTING                 None
         PERSON WITH
                               (8)      SHARED VOTING POWER

                                        30,988,657

                               (9)      SOLE DISPOSITIVE POWER

                                        None

                               (10)     SHARED DISPOSITIVE POWER

                                        30,988,657

(11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON

         30,988,657

(12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
         EXCLUDES CERTAIN SHARES                                          / /

(13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         11.7%

(14)     TYPE OF REPORTING PERSON

         IN

CUSIP No. 44107P104                      13D                     Page 27 of 36


(1)      NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Stephen A. Schwarzman

(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                      (a)
                                                                      (b)  /X/
(3)      SEC USE ONLY

(4)      SOURCE OF FUNDS

         Not Applicable

(5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
         REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                          / /

(6)      CITIZENSHIP OR PLACE OF ORGANIZATION

         U.S.

       NUMBER OF UNITS         (7)      SOLE VOTING POWER
      BENEFICIALLY OWNED
      BY EACH REPORTING                 None
         PERSON WITH
                               (8)      SHARED VOTING POWER

                                        30,988,657

                               (9)      SOLE DISPOSITIVE POWER

                                        None

                               (10)     SHARED DISPOSITIVE POWER

                                        30,988,657

(11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON

         30,988,657

(12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
         EXCLUDES CERTAIN SHARES                                          / /

(13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         11.7%

(14)     TYPE OF REPORTING PERSON

         IN

CUSIP No. 44107P104                      13D                     Page 28 of 36


(1)      NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         John G. Schreiber

(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                      (a)
                                                                      (b)  /X/
(3)      SEC USE ONLY

(4)      SOURCE OF FUNDS

         Not Applicable

(5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
         REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                          / /

(6)      CITIZENSHIP OR PLACE OF ORGANIZATION

         U.S.

       NUMBER OF UNITS         (7)      SOLE VOTING POWER
      BENEFICIALLY OWNED
      BY EACH REPORTING                 None
         PERSON WITH
                               (8)      SHARED VOTING POWER

                                        None

                               (9)      SOLE DISPOSITIVE POWER

                                        None

                               (10)     SHARED DISPOSITIVE POWER

                                        20,376,073

(11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON

         26,376,073

(12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
         EXCLUDES CERTAIN SHARES                                         / /

(13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         10.0%

(14)     TYPE OF REPORTING PERSON

         IN

CUSIP No. 44107P104                      13D                     Page 29 of 36


(1)      NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         John Ceriale

(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                      (a)
                                                                      (b)  /X/
(3)      SEC USE ONLY

(4)      SOURCE OF FUNDS

         Not Applicable

(5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
         REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                          / /

(6)      CITIZENSHIP OR PLACE OF ORGANIZATION

         U.S.

       NUMBER OF UNITS         (7)      SOLE VOTING POWER
      BENEFICIALLY OWNED
      BY EACH REPORTING                 27,078
         PERSON WITH
                               (8)      SHARED VOTING POWER

                                        468,470

                               (9)      SOLE DISPOSITIVE POWER

                                        27,078

                               (10)     SHARED DISPOSITIVE POWER

                                        468,470

(11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON

         495,548

(12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
         EXCLUDES CERTAIN SHARES                                         / /

(13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.2%

(14)     TYPE OF REPORTING PERSON

         IN

CUSIP No. 44107P104                      13D                     Page 30 of 36

                             AMENDMENT NO. 2

          The Statement on Schedule 13D relating to the Common Stock, par value $.01 per share (the "Common Stock") of Host Marriott Corporation, a Maryland corporation (the "Issuer") initially filed on May 13, 1999, as amended by Amendment No. 1 filed on February 2, 2001 (the "Schedule 13D"), by Blackstone Real Estate Partners II L.P. ("BRE II"); Blackstone Real Estate Holdings II L.P. ("BREH II"); Blackstone Real Estate Partners II T.E. 1 L.P. ("BRE II TE 1"); Blackstone Real Estate Partners II T.E. 2 L.P. ("BRE II TE 2"); Blackstone Real Estate Partners II T.E. 3 L.P. ("BRE II TE 3"); Blackstone Real Estate Partners II T.E. 4 L.P. ("BRE II TE 4"); Blackstone Real Estate Partners II T.E. 5 L.P. ("BRE II TE 5"); Blackstone Real Estate Partners I L.P. ("BRE I"); Blackstone Real Estate Partners Two L.P. ("BRE Two"); Blackstone Real Estate Partners Three L.P. ("BRE Three"); Blackstone Real Estate Partners IV L.P. ("BRE IV"); Blackstone RE Capital Partners L.P. ("BRECP"); Blackstone RE Capital Partners II L.P. ("BRECP II"); Blackstone RE Offshore Capital Partners L.P. ("BOC"); Blackstone Real Estate Holdings L.P. ("BREH"); CR/RE L.L.C. ("CRRE"); BRE/Ceriale L.L.C. ("BRE/Ceriale"); RTZ Management Corp. ("RTZ"); BRE Logan Hotel Inc. ("Logan"); Blackstone Real Estate Associates L.P. ("BREA"); Blackstone Real Estate Associates II L.P. ("BREA II"); Blackstone Real Estate Management Associates II L.P. ("BREMA II"); BREA L.L.C. ("BREA LLC"); ("BREA II LLC"); Peter G. Peterson ("Peterson"); Stephen A. Schwarzman ("Schwarzman"); John G. Schreiber ("Schreiber"); and John Ceriale ("Ceriale"), is hereby amended as set forth herein. Cambridge is no longer a member of the group described in this Schedule 13D. Responses to each item below may be incorporated by reference into each other item, as applicable. Capitalized terms used herein but not defined shall have the meanings set forth in the Schedule 13D.

Item 2.  Identity and Background.

          Item 2 is hereby amended by deleting Cambridge from the list of filing persons, the description of the principal business of each Reporting Person and the definition of "Reporting Person".

Item 5.  Interest in Securities of the Issuer.

          Item 5 is hereby deleted in its entirety and replaced by the following text:

          As of the date of this filing, the Reporting Persons own, in the aggregate, 31,015,735 OP Units, which are redeemable for cash (or at the Issuer's election, exchangeable for Common Stock on a one-for-one basis). Notwithstanding the foregoing, this Item 5 discloses the aggregate number of Common Stock that the Reporting Persons may be deemed beneficially own due to their right to redeem OP Units.

          As of the date of this filing, BRE II, BREH II, BRE II TE 1, BRE II TE 2, BRE II TE 3, BRE II TE 4 and BRE II TE 5 may be deemed to beneficially own 9,611,789 (or approximately 3.6% of the outstanding shares of Common Stock; all percentages herein are based on the total number of shares of Common Stock outstanding as reported in the Issuer's most recently filed Form 10-Q for the quarter ended September 8, 2000, based upon best available information as of the date hereof), 2,788,410 (1.1%), 7,760,229 (2.9%), 334,369 (0.1%), 1,595,342 (0.6%), 324,511
(0.1%) and 682,581 (0.3%) shares of Common Stock,

CUSIP No. 44107P104                      13D                     Page 31 of 36

respectively. As of the date of this filing, BRE I, BRE Two, BRE Three, BRE IV, BRECP, BRECP II, BOC and BREH may be deemed to beneficially own 3,013,956 (1.1%), 197,630 (less than 0.1%), 1,917,355 (0.7%), 60,278 (less than 0.1%), 314,359 (0.1%), 34,504 (less than 0.1%), 60,700 (less than 0.1%)
and 1,801,956 (0.7%) shares of Common Stock, respectively. As of the date of this filing, CRRE, Logan, Ceriale and RTZ may be deemed to beneficially own 27,078 (less than 0.1%), 22,204 (less than 0.1%), 468,470 (0.2%) and 14
(less than 0.1%) shares of Common Stock, respectively.

          Such shares of Common Stock represent, in the aggregate, 31,015,575 shares of Common Stock, or approximately 11.7% of the total number of shares of Common Stock outstanding as reported in the Issuer's most recently filed Form 10-Q for the quarter ended September 8, 2000.
As of the date of this filing, each of the above-mentioned Reporting Persons, acting through each of their respective direct or indirect general partners and members, has the sole power to vote or direct the vote and to dispose or direct the disposition (subject to the provisions of the Contribution Agreement and the Partnership Agreement) of the above mentioned shares of Common Stock beneficially owned by each such Reporting Person.

          In addition, by reason of their status as members of Ceriale, BRE I, BRE Two, BRE Three, BRE IV, BRECP, BRECP II, BOC, BREH, BRE II, BREH II, BRE II TE 1, BRE II TE 2, BRE II TE 3, BRE II TE 4, BRE II TE 5 and CRRE may be deemed to beneficially own the 468,470 (0.2%) shares of Common Stock beneficially owned by Ceriale. As of the date of this filing, BRE I, BRE Two, BRE Three, BRE IV, BRECP, BRECP II, BOC, BREH, BRE II, BREH II, BRE II TE 1, BRE II TE 2, BRE II TE 3, BRE II TE 4, BRE II TE 5 and CRRE have the shared power to vote or direct the vote and to dispose or direct the disposition (subject to the provisions of the Contribution Agreement and the Partnership Agreement) of the shares of Common Stock beneficially owned by Ceriale.

          By reason of its status as the general partner of BRE I, BRE Two, BRE Three, BRE IV, BRECP, BRECP II and BOC, BREA has the shared power to vote or direct the vote and to dispose or direct the disposition of the shares of Common Stock owned by such entities (in each case to the extent that BRE I, BRE Two, BRE Three, BRE IV, BRECP, BRECP II and BOC have such power) and, accordingly, may be deemed to beneficially own 6,067,252 (2.3%) shares of Common Stock.

          By reason of its status as the general partner of BRE II, BRE II TE 1, BRE II TE 2, BRE II TE 3, BRE II TE 4, BRE II TE 5, BREA II has the shared power to vote or direct the vote and to dispose or direct the disposition of shares of Common Stock owned by such entities (in each case to the extent that BRE II, BRE II TE 1, BRE II TE 2, BRE II TE 3, BRE II TE 4, BRE II TE 5, have such power) and, accordingly, may be deemed to beneficially own 20,777,291 (7.9%) shares of Common Stock.

          By reason of the requirement that any disposition of an investment (directly or indirectly) by entities to which BREA and BREA II serves as general partner requires the approval of Schreiber, Schreiber has shared power to dispose or direct the disposition of the shares of Common Stock that may be deemed to be beneficially owned by BREA and BREA II (in each case to the extent that BREA and BREA II has such power) and, accordingly, may be deemed to beneficially own 26,376,073 (10.0%) shares of Common Stock which may be deemed to be beneficially owned by BREA and BREA II.

CUSIP No. 44107P104                      13D                     Page 32 of 36

          By reason of its status as the general partner of BREA and BREH, BREA LLC has the shared power to vote or direct the vote and to dispose or direct the disposition of the shares of Common Stock that may be deemed to be beneficially owned by BREA and BREH (in each case to the extent that the BREA and BREH have such power) and, accordingly, may be deemed to beneficially own 7,869,208 (3.0%) shares of Common Stock.

          By reason of its status as the general partner of BREA II and BREH II, BREMA II has the shared power to vote or direct the vote and to dispose or direct the disposition of the shares of Common Stock that may be deemed to be beneficially owned by BREA II and BREH II (in each case to the extent that the BREA II and BREH II have such power) and, accordingly, may be deemed to beneficially own 23,565,701 (8.9%) shares of Common Stock.

          By reason of its status as the general partner of BREMA II, BREA II LLC has the shared power to vote or direct the vote and to dispose or direct the disposition of the shares of Common Stock that may be deemed to be beneficially owned by BREA II and BREH II (in each case to the extent that the BREA II and BREH II have such power) and, accordingly, may be deemed to beneficially own 23,565,701 (8.9%) shares of Common Stock.

          By reason of their ability to control BREA LLC, BREA II LLC, RTZ and Logan, Peterson and Schwarzman have shared power to vote or to direct the vote and to dispose or direct the disposition of the shares of Common Stock that may be deemed to be beneficially owned by BREA LLC, BREA II LLC, RTZ and Logan (in each case to the extent that BREA LLC, BREA II LLC, RTZ and Logan have such power) and, accordingly, may be deemed to beneficially own 30,988,657 (11.7%) shares of Common Stock.

          By reason of his status as a member with sole beneficial ownership of CRRE, Ceriale may be deemed to beneficially own, in the aggregate, the 495,548 (0.2%) shares of Common Stock beneficially owned by CRRE. As of the date of this filing, Ceriale has the sole and shared power to vote or direct the vote and to dispose or direct the disposition (subject to the provisions of the Contribution Agreement and the Partnership Agreement) of the shares of Common Stock beneficially owned by CRRE.

          To the best knowledge of each of the Reporting Persons, none of the Reporting Persons has beneficial ownership of, or has engaged in any transaction during the past 60 days in, any shares of Common Stock, except as otherwise disclosed herein.

          Pursuant to Rule 13d-4 under the Securities Exchange Act of 1934, as amended (the "Act"), the Reporting Persons declare that the filing of this statement shall not be construed as an admission that any such Reporting Person is, for the purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this statement.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

          Item 6 is hereby supplemented as follows:

          Pursuant to the Underwriting Agreement (the "Underwriting Agreement"), dated as of February 1, 2001, among the Issuer, Salomon Smith Barney Inc. ("Salomon"), Host

CUSIP No. 44107P104                      13D                     Page 33 of 36

Marriott, L.P. and BRE I, BRE Two, BRE Three, BRE IV, BRECP, BRECP II, BOC, BREH, BRE II, BREH II, BRE II TE 1, BRE II TE 2, BRE II TE 3, BRE II TE 4,
BRE II TE 5 and Logan (collectively, the "Selling Shareholders"), the Selling Shareholders agreed to sell, in the aggregate, 12,500,000 shares of Common Stock to Salomon for a price of $12.30 per share. The Common Stock sold by the Selling Shareholders was issued to them by the Issuer upon the redemption of 12,500,000 OP Units held by them prior to the closing of the sale of Common Stock. The closing of the sale of Common Stock took place on February 7, 2001. After giving effect to the sale of Common Stock, all Reporting Persons hold, in the aggregate, 31,015,735 OP Units, which are redeemable for cash or (at the election of the Issuer) shares of Common
Stock (on a one-for-one basis). A copy of the Underwriting Agreement is filed as Exhibit 6 hereto and is incorporated herein by reference.

Item 7.  Material to be filed as Exhibits.

                            INDEX OF EXHIBITS

                      Description
                      ___________
Exhibit 6 Underwriting Agreement, dated as of February 1, 2001, among the Issuer, Salomon, Host Marriott, L.P. and the Selling Shareholders.

CUSIP No. 44107P104                      13D                     Page 34 of 36

                                SIGNATURES

          After reasonable inquiry and to the best of his or its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2001

                              BLACKSTONE REAL ESTATE PARTNERS I L.P.

                              BLACKSTONE REAL ESTATE PARTNERS TWO L.P.

                              BLACKSTONE REAL ESTATE PARTNERS THREE L.P.

                              BLACKSTONE REAL ESTATE PARTNERS IV L.P.

                              BLACKSTONE RE CAPITAL PARTNERS L.P.

                              BLACKSTONE RE CAPITAL PARTNERS II L.P.

                              BLACKSTONE RE OFFSHORE CAPITAL PARTNERS L.P.

                              BLACKSTONE REAL ESTATE HOLDINGS L.P.

                              BLACKSTONE REAL ESTATE PARTNERS II L.P.

                              BLACKSTONE REAL ESTATE HOLDINGS II L.P.

                              BLACKSTONE REAL ESTATE PARTNERS II.TE.1 L.P.

                              BLACKSTONE REAL ESTATE PARTNERS II.TE.2 L.P.

                              BLACKSTONE REAL ESTATE PARTNERS II.TE.3 L.P.

                              BLACKSTONE REAL ESTATE PARTNERS II.TE.4 L.P.

                              BLACKSTONE REAL ESTATE PARTNERS II.TE.5 L.P.

                              CR/RE L.L.C.

                              BRE LOGAN HOTEL INC.

                              BRE/CERIALE L.L.C.

                              RTZ MANAGEMENT CORP.

                              BLACKSTONE REAL ESTATE ASSOCIATES L.P.

                              BLACKSTONE REAL ESTATE ASSOCIATES II L.P.

                              BLACKSTONE REAL ESTATE MANAGEMENT
                                   ASSOCIATES II L.P.

                              BREA L.L.C.

                              BREA II L.L.C.

                              PETER G. PETERSON

                              STEPHEN A. SCHWARZMAN

                              JOHN G. SCHREIBER

CUSIP No. 44107P104                      13D                     Page 35 of 36

                              JOHN CERIALE

                              By:  /s/  Gary M. Sumers
                                   -------------------------
                                   Name:  Gary M. Sumers
                                   Title: Attorney-in-fact

CUSIP No. 44107P104                      13D                     Page 36 of 36

                            INDEX OF EXHIBITS

                       Description
                       ___________
Exhibit 1 Joint Filing Agreement and Power of Attorney dated as of May 13, 1999, among the Reporting Persons relating to the filing of a joint statement on
                       Schedule 13D, incorporated by reference to Exhibit 1 to the Schedule 13D.

Exhibit 2 Second Amended and Restated Agreement of Limited Partnership of the Issuer, incorporated by reference to Exhibit 3.1 to the Registration Statement of the Issuer on Form S-4/A, dated October 10, 1998.

Exhibit 3 Contribution Agreement dated as of April 16, 1998 by and among the Issuer, the Operating Partnership, and the Contributors (as defined therein), incorporated by reference to Exhibit 10.18 to the Registration Statement of the Issuer on Form S-4/A dated October 10, 1998.

Exhibit 4              Amendment #1 to Contribution Agreement, dated
                       May 8, 1998, incorporated by reference to Exhibit
                       10.19 to the Registration Statement of the Issuer on Form S-4/A dated October 10, 1998.

Exhibit 5              Amendment #2 to Contribution Agreement, dated
                       May 18, 1998, incorporated by reference to Exhibit
                       10.20 to the Registration Statement of the Issuer on Form S-4/A dated October 10, 1998.

Exhibit 6 Underwriting Agreement, dated as of February 1, 2001, among the Issuer, Salomon, Host Marriott, L.P. and the Selling Shareholders, incorporated by reference to Exhibit 1.1 to the Current Report of the Issuer on Form 8-K dated February 7, 2001.